Exhibit 10.4

Royal Caribbean Cruises Ltd. (RCL)
Executive Short-Term Bonus Plan
Amended and Restated

1. PURPOSE
The Plan is designed to promote the interests of the Company and its shareholders by enabling the Company to:

(a)	Attract, retain, and motivate talented leaders;

(b)	Link pay directly to the achievement of the Company’s short-term, business, financial, and strategic goals;

(c)	Focus leaders on their contribution to annual results enabling them to better manage the cyclical nature of our business; and,

(d)	Reward leaders for the generation of net income and positive cash flow.
2. ELIGIBILITY
Full-time employees at the Vice President level and above are eligible to participate in this Plan. The Participant must have at least one year of service with the Company, one of its subsidiaries, affiliates or joint ventures. Participants with less than one year of service may receive a pro-rated Bonus Award.
3. PLAN OUTLINE
The Plan is designed to promote short-term outstanding performance among its Participants and reward the achievement of pre-established goals.
Participant Bonus Target
Participants in the Plan have a Bonus Target expressed as a percentage of their annual base salary. The Bonus Target percentage assigned to each position will depend on the scope of responsibility, market comparison and level of position within the organizational structure. Management and/or the Compensation Committee, when appropriate, will determine the Target Bonus percentage of the Participants. In special circumstances the Bonus Target may be expressed as a fixed amount of cash.
Bonus Award Components
The Bonus Award may be tied to various Performance Components, each one with a specific relevance or Weight according to each Participant’s role and level with the Company. The following is a list of components that may be taken into consideration when determining the award:
Corporate Performance: The Weight assigned to this component of the Bonus Award is determined by Management, and/or the Compensation Committee, when appropriate. The Corporate Performance Component is measured by one or more financial and/or operational metrics, predetermined by the Compensation Committee, which represent relevant measures for overall Company performance.

Brand Performance: The Weight assigned to this component of the Bonus Award is determined by Management, and/or the Compensation Committee, when appropriate. The Brand Performance Component is measured by one or more financial and/or operational metrics, which are relevant in a specific Plan Year based on the Brand’s business or operating plan.
Individual Performance: The Weight assigned to the Individual Performance Component will be determined by Management, and/or the Compensation Committee, when appropriate, and will measure predetermined individual and/or departmental goals.
The targets of the above Performance Components are established before or in the beginning of the Plan Year, and communicated accordingly. In all cases, the sum of the components’ assigned weights should equal 100% of the Bonus Target level.
At the end of the Plan Year, the Company, Brand and Individual results will be assessed, and bonus amounts will be calculated based on results achieved for each Performance Component.
The Compensation Committee will establish individual goals for the Company’s Chairman and Chief Executive Officer (CEO). As appropriate, the Chairman and CEO will approve the objectives of the senior management team (Senior Vice Presidents and Above) and make recommendations to the Compensation Committee regarding their individual performance.
Performance Levels
The Plan performance levels range from 0% – 300% for Corporate and Brand Performance and 0% – 200% for Individual Performance. The Bonus Target is the bonus amount the Participant may earn if all Performance Components are met as planned. An achievement of all Bonus Components at 100% or at Plan would result in achieving the Target Award. However, the Plan recognizes different levels of achievement, with different payout levels, as identified below:

▪
Minimum Performance: Each Component has a minimum acceptable level of Performance that must be met before Bonus Awards are made payable. All Components start at 0% of achievement, and gradually start incremental steps to approach Plan Performance or Target level payment.

▪	Plan Performance: The expected performance level for each Performance Component. At Plan, the participant may receive 100% of the bonus target.

▪
Maximum Performance: The highest potential award level representing superior results. Above Plan performance will have incremental payout steps beyond the set Target until it reaches 300% of the bonus target.

If results achieved are between the performance levels, (i.e., Minimum, Plan or Maximum), bonus percentages may increase or decrease. For example, if results achieved are between plan and the maximum levels, bonus percentages could be from 100% to 300%, depending on the actual results and payout levels. Conversely, if results achieved are below plan, bonus percentages may range between 0 and 99%.

Performance Measurement
Before or in the beginning of each Plan Year, the Compensation Committee and Management will discuss and agree on the appropriate Minimum, Plan and Maximum levels of Corporate and Brand Performance (financial and/or operational metrics).
Participants will have specific individual and/or departmental goals set through the Company’s Performance Management process. Each Plan Year these goals will be reviewed and approved by Management and/or the Compensation Committee, when appropriate, to ensure they are aligned with the Company’s overall business objectives. Objectives may be either quantitative, qualitative or both.
4. BONUS AWARD PAYMENTS
The Company will annually assess the results against the set goals for each of the Plan Performance Metrics. If the Company, Brand, or the Individual has achieved at least the minimum goal for any of the Performance Metrics, the Participant may be eligible to receive a Bonus Award.
Bonus Awards will normally be payable as soon as possible after the determination of year-end audited financial results, after approval by the Compensation Committee. It is the intention of the Company that Bonus Award payments, under this Plan will not be subject to Section 409(A) of the Internal Revenue Code. Bonus Awards will be paid in cash and will be calculated using the Participant’s base salary on December 31.
If the Participant voluntarily leaves the Company before the Bonus Award is made, the bonus is forfeited. In the case of involuntary termination of employment, retirement, permanent disability, death, lay-off, or transfer to an affiliate of the Company, a pro-rata share of the Bonus Award for the year may be made at the sole discretion of Management and/or the Compensation Committee, when appropriate.
If the Participant is on a leave of absence (LOA) the bonus may be pro-rated for the portion of the Plan Year that was worked.
Notwithstanding any other provision of this Plan, the issuance of Bonus Awards is at the sole discretion of Management and/or the Compensation Committee, when appropriate. The Compensation Committee at its sole discretion, may increase, decrease or withhold Bonus Awards.
5. PLAN ADMINISTRATION AND
GENERAL PROVISIONS
The Compensation Committee shall administer the Plan and make such decisions as it deems necessary or advisable, to implement the Plan. Decisions of the Compensation Committee shall be final and binding on all parties who have an interest in the Plan.

The Board of Directors may at any time, at its discretion, amend, suspend or terminate the Plan, provided that such action shall not adversely affect rights and interests of Plan Participants to individual bonuses awarded prior to such amendment, suspension or termination.
No amounts awarded or accrued under this Plan shall actually be funded, set aside, or otherwise segregated prior to payment.
No Plan Participant shall have the right to alienate, pledge or encumber any interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or other process of law.
Neither the establishment nor administration of this Plan, nor any provision of this Plan, shall be construed to grant any person the right to remain employed by the Company or its subsidiaries. Rather, each employee will be employed “at will,” which means that either such employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.
This Plan document is the full and complete agreement between the Eligible Participants and the Company on the terms described herein.
Adjustments
The cruise line industry, and the performance of the Company, can be influenced by events that are clearly outside the bounds of Management’s ability to control. Examples of such events are acts of war, terrorism, or volatility in oil prices. At the end of each year, the Compensation Committee shall consider whether and to what extent such events have influenced the Company’s results and, as a result, may adjust Bonus Awards to reflect its assessment of the impact of such events.
Recovery of Erroneously Awarded Compensation
In the event

•	it is required under regulations adopted under the Dodd Frank Wall Street Reform and Consumer Protection Act; or

•	the Company’s financial statements covering the relevant Plan Year are restated due to material non-compliance with financial reporting requirements, the Compensation Committee may require the Participant (in the case of a restatement, if it is determined that the Participant’s fraud, negligence or intentional misconduct was a significant contributing factor to the Company having to make the restatement) to forfeit and/or repay all or a portion of the amount actually awarded pursuant to this Plan based on the erroneous financial data, as determined by the Compensation Committee in its sole discretion taking into account those factors the Compensation Committee determines appropriate.

6. DEFINITIONS
Bonus Award: Discretionary annual cash payment determined as a percentage of base pay and based on performance as defined by the Plan.
Bonus Target: The Participant’s anticipated level of bonus award if Plan performance is met for each Performance Component. This is determined by Management and/or the Compensation Committee, when appropriate, and is normally established as a percentage of base salary.
Company: Royal Caribbean Cruises Ltd. (RCL)
Compensation Committee: The Compensation Committee of the Company’s Board of Directors. The Compensation Committee may delegate to senior management the authority to make certain decisions relating to lower level management in which case the reference to Compensation Committee shall mean its delegate.
Corporate Performance: The actual results of the Company vis-à-vis the metrics established for the Plan Year.
Employee: An individual who is employed by the Company, its subsidiaries, or joint ventures (“affiliate”).
Management: Executives employed by the Company who collaborate with the Compensation Committee on executive compensation programs.
Maximum Performance: The highest performance level for which funds will be set aside to pay a bonus under the Plan. The purpose for establishing a maximum is to protect the shareholders from an unforeseen windfall.
Minimum Performance: The minimum acceptable performance level for consideration to pay a bonus under the Plan.
Participant: Any employee selected to be eligible to receive a benefit from this Plan.
Performance Components: Measures used by the Plan to determine a Participant’s bonus award; may include Corporate, Brand, and/or Individual.
Plan: The Executive Short-Term Bonus Plan.
Plan Performance: The target level of each Performance Metric that is expected by the Plan.
Plan Year: Each year for which the Plan is authorized; generally the Plan year runs from January 1 – December 31.
Subsidiary or Joint Venture (“affiliate”): Any business entity; regardless of whether organized as a corporation, limited liability company, partnership or any legal form, in which the Company has (i) an ownership of 50% or greater, or (ii) in the sole discretion of the Committee, a significant interest.
Weight: The percentage applied to each Performance Component to determine the amount of the bonus award.

7. EFFECTIVE DATE
This Amended and Restated Plan became effective on May 6, 2015.
IN WITNESS WHEREOF, the Company has executed this Amended and Restated Plan as of the 6th day of May, 2015.

ROYAL CARIBBEAN CRUISES LTD.

Attest: /s/ Bradley H. Stein	By: /s/ Paul T. Parker
Bradley H. Stein	Paul T. Parker
Senior Vice President, General Counsel,	Senior Vice President and
Secretary	Chief Human Resources Officer